ASSIGNMENT AGREEMENT

AGREEMENT made this 6th day of December, 2018 (“Effective Date”) between Jacob Roth, with offices at 543 Bedford Avenue, Suite 176, Brooklyn NY 11211 (“Roth”), and Golden Royal Development Inc., a Delaware corporation with offices at 543 Bedford Avenue, Suite 176, Brooklyn NY 11211 (“Golden Royal”).

WHEREAS, Roth owns beneficially and of record all of the right and title to the Interest identified on Schedule 1 to Assignment Agreement attached hereto (the “Interests”); and

WHEREAS, Roth is the majority shareholder of Golden Royal, and has organized Golden Royal for the purpose of securing financing for investment in mineral rights such as the Interest; and

WHEREAS, Roth believes that transfer of the benefits of the Interest to Golden Royal will increase the ability of Golden Royal to fulfill the aforesaid purpose.

NOW, THEREFORE, it is agreed:

1. Assignment. Roth hereby assigns to Golden Royal all of the benefit that may accrue to him from ownership of the Interest, including any receipts of cash or distribution of assets, as well as any proceeds realized on the sale of the Interest, any of which shall be promptly transferred by Roth to Golden Royal upon receipt. Roth hereby agrees that he shall hold the Interest in trust for the benefit of Golden Royal, and shall not sell, transfer, pledge or otherwise permit any lien to be placed on the Interest, except as directed by Golden Royal . In the event that Golden Royal directs Roth to sell, assign or otherwise transfer the Interest, he will do so and will pay over to Golden Royal any proceeds realized by reason of said transfer.

2. Warranty of Title. Roth hereby warrants to Golden Royal that the execution of this Assignment Agreement will transfer to Golden Royal the full beneficial interest in the Interest, free of liens or adverse claims.

3. Assumption of Responsibility. Golden Royal hereby assumes responsibility for prompt payment of all fees, rents, taxes and any other financial liabilities as may accrue to Roth by reason of his record ownership of the Interest.

4. Term. The Term of this Assignment Agreement shall initiate on the Effective Date recited above and shall continue until the date on which Roth ceases to be the record owner of the Interest, except that, if Roth ceases to be the record owner of the Interest in violation of his covenants herein, the rights of Golden Royal hereunder shall continue until said violation is remedied.

5. Governing Law. This agreement and any disputes arising hereunder shall be governed by the laws of the State of New York.

6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the Effective Date recited above.

GOLDEN ROYAL DEVELOPMENT INC.

/s/ Jacob Roth	By:	/s/ Jacob Roth
JACOB ROTH, individually		Jacob Roth, President

GOLDEN ROYAL DEVELOPMENT INC.

Schedule 1 to Assignment Agreement

State of Wyoming Lease 0-43552

Property:	Section 16, Township 51N, Range 62W. Crook County, WY (640 acres)

Interest:	10 year lease limited to gold, silver and precious minerals

Purchase Price:	$100

Annual Fee:	$640

Demonstrated By:

●	Indenture of Lease from State of Wyoming to Jacob Roth with term from December 2, 2018 to December 1, 2028.

●	Letter from Wyoming Office of State Lands and Investments to Jacob Roth dated December 6, 2018.

●	Receipts (2) dated 11/14/18 from State Land & Investments to Jacob Roth, one for $50 Application Fee and one for $640 lease fee.

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